FOR IMMEDIATE RELEASE:                                CONTACT:

Titanium Metal Corporation                            Joseph S. Compofelice
1999 Broadway, Suite 4300                             Vice President and CFO
Denver,  Colorado  80202                              (281) 423-3303


                      TITANIUM METALS ANNOUNCES NEW VENTURE

            DENVER, COLORADO . . . March 13, 1997. . . Titanium Metals Corporation ("TIMET") (Nasdaq: TIMT) announced today at the Salomon Brothers 1997 Titanium Conference that TIMET has executed a definitive agreement with Titanium Memory Systems, Inc. pursuant to which TIMET will invest, subject to certain conditions, up to $5 million in Titanium Memory. The funds will be used to continue Titanium Memory's development and production of a titanium substrate using Titanium Memory's proprietary technology.

            Titanium Memory's titanium substrate will be used in computer hard disk drives and is currently being tested by disk drive manufacturers and producers of magnetic media (memory coatings). As compared with aluminum, which is the primary material currently used in substrates, and glass, which is used on a limited basis, titanium offers a number of significant technological advantages, including strength, temperature tolerance and hardness. These qualities are expected to be especially applicable to the portable computer market and the enterprise/server markets. In addition, it appears that titanium substrates will enable magnetic media manufacturers to achieve substantial increases in yields during media deposition.

            In connection with TIMET's investment in Titanium Memory, TIMET will acquire up to 20% of Titanium Memory. In addition, TIMET and Titanium Memory agreed that TIMET will be the primary supplier of titanium strip to Titanium Memory.

            TIMET's Chairman and Chief Executive Officer, J. Landis Martin, stated, "We are pleased to commence an exciting venture with Titanium Memory and we hope our investment will help increase the use of titanium in the computer industry. We look forward to a long and rewarding partnership with Titanium Memory."

            Gary Hultquist, Titanium Memory's Chairman and Chief Executive Officer, indicated that Titanium Memory hoped to have titanium substrates in commercial production by the end of the year if current testing and development is successful. Mr. Hultquist added, "We are encouraged by our strategic alliance with TIMET, and believe the combination of TIMET's expertise in titanium and our expertise in computer substrates offers a sound basis to develop products for the computer industry."

            No assurances can be given that Titanium Memory will be able to successfully commercialize its titanium substrate or that TIMET's investment in Titanium Memory will be successful. TIMET, headquartered in Denver, Colorado, is a leading integrated producer of titanium metal products. Titanium Memory is headquartered in Fremont, California.